Exhibit 10.2

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 5th day of April, 2011 (the “Effective Date”), by and between RB Commercial Mortgage LLC, a Delaware limited liability company (the “Company”), and RiverBanc LLC, a North Carolina limited liability company (the “Manager”).

RECITALS

WHEREAS, the Company is a Delaware limited liability company and a wholly-owned subsidiary of New York Mortgage Trust, Inc., a Maryland corporation (“NYMT”), that (i) intends to invest principally in commercial mortgage-backed securities, subordinate debt, preferred equity, new whole loans, seasoned whole loans and other assets that meet in all material respects the Company’s Guidelines (as hereinafter defined) and (ii) may determine to qualify as a real estate investment trust for federal income tax purposes and elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager agree as follows:

1. Definitions.  Capitalized terms used in this Agreement, and not otherwise defined, shall have the respective meanings assigned to them below:

1.1 “Adjusted Net Income” has the meaning set forth in Section 5.3.

1.2 “Affiliate” means, when used with reference to a specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the specified Person.

1.3 “Agreement” has the meaning set forth in the Preamble.

1.4 “A-Note” means a senior tranche of a commercial first mortgage loan originated or acquired by the Company that is structured in such a manner for sale.

1.5 “Base Management Fee” has the meaning set forth in Section 5.2.

1.6 “Calculation Period” has the meaning set forth in Section 5.3.1.

1.7 “Cause” has the meaning set forth in Section 9.5.

1.8 “Change of Control” means the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than one of its Affiliates; or

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one of the Manager’s Affiliates (including, without limitation, Harvest Capital Strategies LLC or Hypotheca Capital, LLC and their Affiliates), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager.

1.9 “Company” has the meaning set forth in the Preamble.

1.10 “Code” has the meaning set forth in the recitals.

1.11 “Compliance Requirements” has the meaning set forth in Section 2.1.

1.12 “Control” (including the correlative meanings of the terms “Controls,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests, by contract or other means.

1.13 “Deal Fee” has the meaning set forth in Section 5.4.

1.14 “Donlon” means Kevin Donlon, the Chief Executive Officer of the Manager.

1.15 “Effective Date” has the meaning set forth in the Preamble.

1.16 “Equity” means, for the purpose of calculating the Management Fee, the Invested Capital of the Company.

1.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.18 “GAAP” means United States generally accepted accounting principles.

1.19 “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

1.20 “Guidelines” has the meaning set forth in Section 2.1.

1.21 “Hurdle Rate” has the meaning set forth in Section 5.3.1.

1.22 “Incentive Management Fee” has the meaning set forth in Section 5.3.1.

1.23 “Incentive Tail Assets” shall have the meaning set forth in Section 9.4.

1.24 “Independent Directors” means a director who is not affiliated, directly or indirectly, with the Manager or the Company, whether by ownership of, ownership interest in, employment by, or any material business or professional relationship with the Manager or the Company (other than solely in the capacity of a director for the Company or NYMT).  The foregoing definition shall only apply in the event the Company is reincorporated in the State of Maryland in the future.

1.25 “Initial Term” has the meaning set forth in Section 9.1.

1.26 “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time.

1.27 “Investments” means the investments of the Company.

1.28 “Invested Capital” means the cumulative amount of capital payments contributed to the Company.

1.29 “Losses” has the meaning set forth in Section 5.5.

1.30 “Management Fee” has the meaning set forth in Section 5.1.

1.31 “Manager” has the meaning set forth in the Preamble.

1.32 “NYMT” has the meaning forth in the recitals.

1.33 “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

1.34 “REIT” means real estate investment trust as defined under Section 856 of the Code.

1.35 “REIT Provisions of the Code” means Sections 856 through 860 of the Code.

1.36 “Renewal Term” has the meaning set forth in Section 9.1.

1.37 “Sole Member” means New York Mortgage Trust, Inc. or any of its majority-owned subsidiaries.

1.38 “Termination Date” shall have the meaning set forth in Section 9.3.

1.39 “Termination Fee” has the meaning set forth in Section 9.2.

1.40 “Termination Notice” has the meaning set forth in Section 9.6.3.

1.41 “Termination Without Cause” has the meaning set forth in Section 9.6.3.

1.42 “Third Parties” has the meaning set forth in Section 3.2.

2. General Duties of the Manager.

2.1 Services to be Provided by the Manager.  The Manager will provide the Company with investment management services in accordance with the terms and conditions contained in this Agreement and other applicable laws and regulations.  Under this Agreement, the Manager shall have complete discretion and authority to manage the assets of the Company, subject to the written investment guidelines set forth in Exhibit A to this Agreement (the “Guidelines”) and the other terms and conditions in this Agreement, and is hereby appointed the Company’s agent and Attorney-in-Fact for that purpose.  As such, the Manager is authorized to perform the following, at the Company’s expense, without further approval from the Company, except as expressly required by this Agreement or as required by law: (i) to make all investment decisions; (ii) to buy, sell and otherwise trade in securities; and (iii) to select brokers or dealers to execute securities transactions.  Notwithstanding the foregoing, the Manager’s activities hereunder shall at all times be subject to modification at the Sole Member’s direction to ensure the Sole Member’s continuous compliance with applicable requirements under the United States Internal Revenue Code and the rules and regulations thereunder for the Sole Member to maintain its status as a REIT and under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the rules and regulations thereunder for the Sole Member and the Company and its subsidiaries to maintain their exemption from regulation as an investment company (collectively, the “Compliance Requirements”).  The Manager shall be responsible solely for the investment of assets of the Company and shall have no duty to inquire into or review the management or investment of other assets of the Sole Member of the Company and its other affiliates.  The Manager agrees to perform its duties set forth herein in good faith and in accordance with commercially reasonable standards, including, without limitation:

2.1.1 serving as the Company’s consultant with respect to the formulation of the Guidelines and any modifications thereto, which shall be negotiated and approved in good faith by each of the Manager and the Sole Member of the Company, and other policies for approval by the Sole Member of the Company.  The Guidelines set forth in Exhibit A hereto, including any modifications directed by the Sole Member in order to satisfy the Compliance Requirements, shall be applied at the time a transaction is entered into, regardless of later market movements, and shall not be deemed breached as a result of changes in the value or status of an investment following its acquisition.

2.1.2 investigating, analyzing and selecting possible investment opportunities;

2.1.3 representing the Company in connection with the purchase, sale, commitment to purchase or sell, sourcing, structuring, and closing upon commercial mortgage-backed securities, subordinate debt, preferred equity, new whole loans, seasoned whole loans and other assets that meet in all material respects the Company’s Guidelines, and managing the Company’s portfolio of assets;

2.1.4 advising the Company and negotiating counterparty agreements, including with third-party lenders for borrowing and hedging transactions;

2.1.5 making available to the Company price information, statistical and economic research, data and analysis regarding the Company’s activities and the services performed for the Company by the Manager;

2.1.6 investing any of the Company’s money in accordance with the Company’s Guidelines, policies and procedures;

2.1.7 advising the Company in connection with investment and related policy decisions to be made by the Sole Member of the Company;

2.1.8 assisting the Company in qualifying to do business in all applicable jurisdictions and assisting the Company with obtaining and maintaining all appropriate licenses;

2.1.9 assisting the Company to retain qualified experts as and when needed;

2.1.10 advising the Company in its compliance with all federal, state and local regulatory requirements applicable to the Company and its Affiliates in respect of its business activities, including disclosure associated with periodic reporting under the Exchange Act;

2.1.11 advising the Company and its Affiliates, if reasonably requested by the Company, in their compliance with federal, state and local tax filings and reports;

2.1.12 advising the Company as to its capital structure and capital raising activities;

2.1.13 evaluating and recommending to the Sole Member hedging strategies for the Company;

2.1.14 monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Sole Member of the Company, including comparative information with respect to such operating performance and budgeted or projected operating results;

2.1.15 assisting the Company with the resolution of all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to the request and approval of the Company;

2.1.16 using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Sole Member of the Company from time to time; and

2.1.17 using commercially reasonable efforts to cause the Company to comply with all applicable laws.

2.2 Obligations of the Manager; Restrictions.

2.2.1 Verify Conformity with Acquisition Criteria.  The Manager shall refrain from any action that does not comply with the Guidelines adopted by the Sole Member of the Company as in effect from time to time during the term hereof.  The Sole Member of the Company will periodically review the Guidelines and the Company’s portfolio of Investments, each in consultation with the Manager, but will not review each proposed investment.  If the Sole Member of the Company determines in its periodic review of transactions that a particular transaction does not comply with the Guidelines, then the Sole Member of the Company will consider what corrective action, if any, can be taken and the Manager will undertake such corrective action as directed by the Sole Member of the Company.

2.2.2 Restrictions.  The Manager acknowledges that the Company intends to conduct its operations in accordance with the Compliance Requirements and the Manager agrees to use commercially reasonable efforts to cooperate with the Company’s efforts to conduct its operations in accordance with the Compliance Requirements.  The Manager shall refrain from any action which, in its sole judgment made in good faith in consultation with legal counsel, (A) would adversely affect the status of the Company or, if applicable, any Affiliate of the Company as a REIT, (B) would adversely affect the Company’s, or any Affiliate’s of the Company, exclusion from status as an investment company under the Investment Company Act, (C) is not in compliance with the Guidelines or (D) would violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such Affiliate or which would otherwise not be permitted by the Company’s or such Affiliate’s Governing Instruments or any agreements provided to the Manager.  If the Manager is directed to take any such action by the Sole Member of the Company (including, without limitation, any corrective action directed to be taken pursuant to Section 2.2.1), the Manager shall promptly notify the Company of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments; operating policies adopted by the Company; or any agreements provided to the Manager.

2.2.3 Interested Transactions.  Except as set forth in this Agreement, the Manager shall not (i) consummate any transaction which would involve the acquisition by the Company of an asset in which the Manager or any Affiliate thereof has an ownership interest or the sale by the Company of an asset to the Manager or any Affiliate thereof, (ii) cause the Company to pay, or become liable to the Manager for, any amounts not specifically provided for herein, or (iii) under circumstances where the Manager is subject to an actual or potential conflict of interest, in the reasonable judgment of the Manager, because it manages both the Company and another Person (not an Affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such Person of a waiver, forbearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by the Sole Member.

2.2.4 Portfolio Transactions.  In placing portfolio transactions and selecting brokers or dealers, the Manager shall obtain on behalf of the Company commercially reasonable terms.  In assessing commercially reasonable terms for any transaction, the Manager shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

2.2.5 Reports.  The Manager shall prepare regular reports for the Sole Member of the Company to enable the Sole Member of the Company to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the investment criteria and policies approved by the Sole Member of the Company.

2.2.6 Fidelity Bond.  Starting as soon as commercially feasible and during the term of this Agreement, the Manager shall obtain and maintain a fidelity bond in such amount and with an issuer as the Manager shall determine (subject to the reasonable approval of the Sole Member of the Company), which shall cover, among other things, losses resulting directly from dishonest or fraudulent acts committed by an employee of the Manager and certain other losses.  The premium for such bond shall be paid by the Manager.

2.2.7 Insurance Coverage.  Starting as soon as commercially feasible and during the term of this agreement, the Manager shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage.  The premium for such insurance shall be paid by the Manager or its Affiliates.

2.3 Cooperation of the Company.  The Company agrees to take all actions reasonably required to permit the Manager to carry out its duties and obligations under this Agreement.  The Company further agrees to make available to the Manager all materials reasonably requested by the Manager to enable the Manager to satisfy its obligations to the Company.  Upon request by the Manager and provided funds have been contributed to the Company pursuant to an NYMT Contribution (as defined in the Limited Liability Company Agreement of the Manager, dated as of the date hereof), the Company shall promptly make sufficient funds available to the Manager to fund any Investment that satisfies the Guidelines.

3. Devotion of Time; Additional Activities of the Manager and its Affiliates.

3.1 Devotion of Time.  The Manager will devote such of its time in connection with the investment management services to be provided hereunder as the Sole Member of the Company and the Manager reasonably deem necessary and appropriate, commensurate with the level of activity of the Company from time to time.

3.2 Other Activities; Competition.  The Manager, or any Affiliate of the Manager, may act as manager for any other persons, firms or corporations other than the Company (hereinafter collectively referred to as “Third Parties”), the investment objectives or policies of which are similar to those of the Company.  The Manager or any such Affiliate may buy, sell or trade any securities or commodities or real estate for the Manager’s own accounts or for the accounts of others for whom the Manager or any such Affiliate may be acting.  Notwithstanding the foregoing, until the termination of this Agreement, for so long as NYMT or Donlon own directly or indirectly any Class A Common Interests (as such term is defined in the Limited Liability Company Agreement of the Manager, dated as of the date hereof) of the Manager, the Manager shall not act as manager for, sponsor, support or source investments, or otherwise provide services similar to the services contemplated by this Agreement, to any Third Parties that are, or who have Affiliates that are, organized to qualify as a REIT or public partnership, other than the Company and its Affiliates; provided, however, that in the event the Company and the Manager are unable to reach agreement on any changes to the Guidelines pursuant to Section 2.1.1 hereof within 60 days following the commencement of negotiations related thereto the restrictions set forth in this sentence shall have no further force or effect.  The Company shall have the benefit of the Manager’s best judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its good faith judgment, will substantially and adversely affect the performance of its obligations under this Agreement.

3.3 Allocation of Investment Opportunities and Aggregation Policy.

3.3.1 The Company and the Manager agree that to the extent the Manager provides management services to Third Parties with investment objectives similar to the Company, and the Manager identifies an investment opportunity or opportunities suitable for the Company and one or more Third Parties, and such investment is of a size that requires an allocation of such investment between the Company and one or more Third Parties, the Manager will allocate such investment in a fair and equitable manner and will take into account the following considerations: (i) the primary investment strategy and the particular stage in portfolio development within each company managed by the Manager; (ii) the effect of the potential acquisition on the diversification of each company’s portfolio’s investments by coupon, purchase price, size, prepayment characteristics, and leverage; (iii) the cash requirements of each company’s portfolio; (iv) the anticipated cash flow of each company’s portfolio; and (iv) the amount of funds available to each company’s portfolio and the length of time such funds have been available for investment.  The parties hereto acknowledge that information and recommendations provided by the Manager to the Company may be different from the information and recommendations supplied by the Manager or its Affiliates to Third Parties.  The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager to any Third Parties.  On a quarterly basis, subject to preexisting contractual confidentiality obligations owed by the Manager to Third Parties, the Manager will provide to the Sole Member of the Company all information available or reasonably requested by the Sole Member of the Company with respect to allocation decisions the Manager has made to allocate investment opportunities between the Company and Third Parties, if any, and discuss with the Sole Member of the Company the portfolio needs of each managed company for the next quarter to determine prospectively whether any asset allocation conflict is likely to occur and the proposed resolution of any such conflict.

3.3.2 The parties hereto agree that (i) the Manager may aggregate transactions by the Company and other clients of the Manager and its affiliates in circumstances where the Manager reasonably believes such aggregation would result in best execution, (ii) no account will be favored over any other account and each account that participated in aggregated orders will participate at the average price acquired for all transactions on a given business day, (iii) each account’s books and records will separately reflect, where orders are aggregated, the securities held by and bought and sold for each account, (iv) funds of participating accounts whose orders are aggregated will be deposited with one or more banks or broker/dealers, and any cash attributable to the accounts will not be held collectively for the respective owners any longer than is commercially necessary to settle the purchase or sale in question on a delivery versus payment basis and (v) no party will receive additional compensation or remuneration of any kind as a result of the aggregation procedure.

4. Records; Confidentiality.  The Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any subsidiary of the Company at any time during normal business hours.  Except in the ordinary course of business of the Company, the Manager shall keep confidential any and all information it obtains from time to time in connection with the services it renders under this Agreement and shall not disclose any portion thereof to non-affiliated third parties, except with the prior written consent of the Company.

5. Compensation of the Manager.

5.1 Management Fee.  For the Manager’s services rendered under this Agreement, the Company shall pay the Manager a management fee (the Base Management Fee, Incentive Management Fee and Deal Fee, each as hereinafter defined, are collectively referred to as, the “Management Fee”).

5.2 Computation of Base Management Fee.  The Manager shall earn a base management fee that shall be calculated and paid monthly in arrears, equal to 1/12th of 1.50% (per annum) of Equity (such amount being hereinafter referred to as, the “Base Management Fee”).  For purposes of calculating the Base Management Fee, Equity shall be determined as of the last day of the applicable month.  The Manager shall compute the Base Management Fee within fifteen (15) business days after the end of each month and shall promptly deliver such calculation to the Sole Member for review.  The Company is obligated to pay any undisputed portion of the Base Management Fee within five (5) business days following the delivery to the Company of the Manager’s written statement setting forth the computation of the Base Management Fee for such month.

5.3 Incentive Fee.

5.3.1 The Manager will be entitled to an incentive fee (the “Incentive Management Fee”) that shall be calculated quarterly and payable within 60 days after the end of each fiscal quarter during the Initial Term and each Renewal Term of this Agreement. For each of the first three quarters of each calendar twelve (12) month period during the term of this Agreement, the Incentive Management Fee calculation shall be based upon the average Equity invested in the Company during the fiscal quarter, and shall be payable in an amount equal to 35% of the dollar amount by which Adjusted Net Income (as defined below) attributable to invested Equity of the Company, before the Incentive Management Fee, exceeds an annualized 12% rate of return on such invested Equity (the “Hurdle Rate”). For the fourth fiscal quarter of each calendar twelve (12) month period during the term of this Agreement, the Incentive Management Fee shall be payable in an amount equal to the excess, if any, of (x) 35% of the dollar amount by which Adjusted Net Income attributable to invested Equity of the Company during the calendar twelve (12) month period, before the Incentive Management Fee, exceeds the Hurdle Rate, over (y) the total Incentive Management Fees paid for the first three quarters of each calendar twelve (12) month period during the term of this Agreement. The return on Equity for each calendar twelve (12) month period or quarter, as applicable, during the term of this Agreement (the “Calculation Period”) shall be determined by dividing (i) the Adjusted Net Income for the Calculation Period by (ii) the average invested Equity of the Company during the Calculation Period. “Adjusted Net Income” for purposes hereof is defined as net income (loss) calculated in accordance GAAP, excluding all unrealized gains and losses and after giving effect to all expenses paid to or on behalf of the Manager in connection with the Equity of the Company invested in Investments or incurred as part of the Investment cost, including amortization of capitalized costs of Investments, but not including any costs capitalized. Further for purposes hereof, the calculation of the return on Equity for Investments that utilize leverage to finance such Investments shall be calculated utilizing the Company’s hedged cost of funding under GAAP for such investment plus a 4.0% risk premium.  An illustration of how the Incentive Management Fee is calculated is included in Exhibit B.

5.3.2 Any Incentive Management Fee payment will be subject to a 9.0% minimum return (the “High Water Mark”). Like the Hurdle Rate, which is calculated on a calendar twelve (12) month basis, the High Water Mark is calculated on a calendar twelve (12) month basis and shall reset every twenty-four (24) months. The High Water Mark will be a static dollar figure that the Manager will be required to recoup, to the extent there was a deficit in the prior High Water Mark calculation period before it can receive an Incentive Management Fee. For example, if in the first quarter of 2011, the Company earns an annualized return on Equity of 7%, which is 2% short of the High Water Mark, and this 2% deficit is equivalent to a dollar amount of $2 million, the Manager would have to earn net profit of $2 million in subsequent quarters to get above the High Water Mark before it would be eligible again to receive an Incentive Management Fee. This is independent of the new High Water Mark, which will have to be reached in the following quarter(s).  An illustration of how the High Water Mark is calculated is included on Exhibit B.

5.4 Deal Fees.  The Company agrees that it may, with the assistance of the Manager, charge borrowers origination fees on loans originated by the Company or earn profits on the sale of loans owned by the Company.  All (x) origination fees and (y) profits on the sale of A-Notes will be split on a 50/50 basis between the Manager and the Company (the “Deal Fee”).

5.5 Fee Offset.  In the event the Company incurs, accrues or otherwise suffers any losses under GAAP (“Losses”) as a result of the Manager’s (i) failure to materially adhere to the Company’s Guidelines or (ii) breach of any term or condition hereof, without limiting any other rights and remedies the Company may have in law or in equity against the Manager, any Management Fee that would otherwise be due and owing hereunder (whether accrued and unpaid or in the future) shall be offset against the amount of such Losses on a dollar for dollar basis.

6. Expenses of the Manager and the Company.

6.1 Expenses of the Manager.  Without regard to the compensation received under this Agreement by the Manager, the Manager shall bear the following expenses:

6.1.1 employment expenses of the personnel employed by the Manager and/or its Affiliates (including, but not limited to, officers of the Company employed by the Manager and/or its Affiliates), including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans of such personnel.

6.1.2 rent, telephone, utilities, office furniture, equipment, machinery, and other office expenses of the Manager and/or its Affiliates.

6.2 Expenses of the Company.  The Company or any subsidiary of the Company shall pay all of its expenses except those that are the responsibility of the Manager pursuant to Section 6.1 of this Agreement, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company or any subsidiary of the Company shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

6.2.1 expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Investments, including those expenses that would customarily be capitalized as part of the Investment;

6.2.2 the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

6.2.3 costs associated with the establishment and maintenance of any of the Company’s credit or other indebtedness (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

6.2.4 expenses connected with communications to holders of the Company’s securities or of its Affiliates and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s or its Affiliate’s stock on any exchange, the fees payable by the Company or it Affiliates to any such exchange in connection with its listing, costs of preparing, printing and mailing of the Company’s or its Affiliates annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

6.2.5 costs associated with any computer software or hardware, electronic equipment or purchased information technology or analytical services from third-party vendors to the extent used for the Company and approved in advance by the Company;

6.2.6 expenses incurred by the Manager for reasonable travel on the Company’s behalf and other reasonable out-of-pocket expenses incurred by personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment;

6.2.7 costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses to the extent used for the Company and approved in advance by the Company;

6.2.8 compensation and expenses of the Company’s custodian and transfer agent, if any;

6.2.9 the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

6.2.10 all taxes and license fees;

6.2.11 costs and expenses incurred in contracting with third parties, including Affiliates of the Manager;

6.2.12 all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

6.2.13 expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company or its investments separate from the office or offices of the Manager;

6.2.14 expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Sole Member of the Company to or on account of holders of the Company’s securities or of its subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

6.2.15 any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any trustee, director, partner, member or officer of the Company in his capacity as such for which the Company is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

6.3 Expense Reports; Reimbursement to the Manager.  The Manager shall prepare a report documenting the reimbursable expenses incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Sole Member within fifteen (15) business days after the end of each calendar month.  Undisputed expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager on the last day of the month in which such report is properly submitted.  Expense reimbursement to the Manager shall be subject to adjustment at the end of each fiscal year in connection with the annual audit of the Company.  In the event the Company and the Manager are unable to reach agreement regarding any expenses submitted by the Manager hereunder within 60 days following the Manager’s submission of such expenses pursuant to this Section 6.3, the Company and the Manager agree to submit such disputed expenses to a single, qualified and independent arbitrator, whose appointment shall be agreed upon between the parties, or failing agreement within fourteen (14) days, after either party has given to the other a written request to concur in the appointment of an arbitrator, by an arbitrator to be appointed by the President or a Vice President of the Chartered Institute of Arbitrators.  The Company and the Manager hereby agree to evenly split the cost associated with the appointment of any such arbitrator.

7. Limits of Manager Responsibility.  The Manager assumes no responsibility under this Agreement other than to render the services specifically called for under this Agreement and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 2.2.2 of this Agreement.  The Manager, its managers, officers, members and employees will not be liable to the Company, any issuer of Investments, any Affiliate of the Company, its stockholders or any of its Affiliate’s stockholders or the Independent Directors for any acts or omissions, errors of judgment or mistakes of law by the Manager, its managers, officers, members or employees under or in connection with this Agreement, except by reason of acts or omissions, errors of judgment or mistakes of law constituting willful misconduct, gross negligence or fraud.  The Company shall reimburse, indemnify and hold harmless the Manager, its managers, officers, members and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from any acts or omissions, errors of judgment or mistakes of law of the Manager, its managers, officers, members and employees made in the performance of the Manager’s duties under this Agreement or pursuant to any underwriting agreement or similar agreement to which Manager is a party in connection with any debt or equity sales of the Company’s securities and not constituting willful misconduct, gross negligence or fraud.  The Manager shall be further indemnified by the Company as an agent of the Company to the maximum extent permissible in accordance with the terms of the Company’s Governing Instruments.

The Manager shall reimburse, indemnify and hold harmless the Company and the Sole Member and their members, managers, directors, officers, employees and stockholders from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from the Manager’s willful misconduct, gross negligence or fraud.

8. No Joint Venture.  The Company and the Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.  The Manager is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

9. Term; Renewal; Termination Fee; Termination.

9.1 Term.  This Agreement shall commence on the Effective Date and shall continue in force until the second anniversary of the Effective Date (the “Initial Term”) and thereafter shall be automatically extended for additional one (1) year terms (each, a “Renewal Term”) without further action unless one party delivers written notice of non-renewal to the other party at least 180 days prior to the end of the then-applicable term.

9.2 Termination Fee.  If this Agreement is terminated for any reason other than pursuant to Section 9.4.1 (but, in the case of Section 9.4.1(i), only to the extent that the Manager’s actions caused the Company to become an investment company under the Investment Company Act), Section 9.5, Section 9.6.1 and Section 9.6.2 hereof, the Company shall pay the Manager a termination fee in an amount equal to 24 times the Base Management Fee earned by the Manager during the one month period immediately preceding the date of such termination (the “Termination Fee”) and shall further continue to pay the Manager the Incentive Management Fee until such time as the Company ceases to hold the Incentive Tail Assets (defined below).

9.3 Right of First Refusal Upon Termination.  If this Agreement is terminated for any reason by the Company, including non-renewal, the Manager shall have the exclusive right of first refusal for a period of 180 days following the date on which the Manager shall cease to provide services hereunder (the “Termination Date”), which such right of first refusal shall be renewable in accordance with the last sentence of this Section 9.3, to purchase any of the Company’s investments, other than investment-grade securities that existed on the date of termination (the “ROFR Investments”).  Upon effectiveness of the foregoing provision, in the event the Company receives a bone fide third party offer to purchase any ROFR Investment, the Company shall provide the Manager with written notice thereof detailing the terms of such sale.  The Manager shall have 120 days following receipt of such written notice to exercise its right of first refusal and purchase the subject ROFR Investment on the same terms and conditions as set forth in the Company’s written notice to the Manager.  In the event the Manager fails to exercise its right of first refusal and purchase the ROFR Investment within said 120 day period, the Company may sell the subject ROFR Investments to a third party on the same terms and conditions as were set forth in the original notice to the Manager within 180 days after the expiration of the aforesaid 120 day period.  If the Company does not sell the ROFR Investments within such 180 day period, the Company shall again comply with the terms hereof prior to any such sale.

9.4 Termination by the Manager.

9.4.1 The Manager may terminate the Agreement if (i) the Company becomes an investment company under the Investment Company Act or (ii) the Manager declines to renew the Agreement by providing the Company with 60 days’ prior written notice.  No Termination Fee shall be due and owing in the event the Manager terminates the Agreement in accordance with this Section 9.4.1.  In the event this Agreement is terminated pursuant to this Section 9.4.1, from and after the Termination Date, the Manager will continue to be entitled to receive an Incentive Fee in accordance with the terms of this Agreement on all Investments held by the Company as of the Termination Date (the “Incentive Tail Assets”), until such time as such Incentive Tail Assets are disposed of by the Company or mature; provided, however, that the Manager shall not be entitled to an Incentive Fee on Incentive Tail Assets to the extent this Agreement is terminated pursuant to clause (i) of this subsection and the Manager’s actions are deemed to have caused the Company to become an investment company under the Investment Company Act.

9.4.2 The Manager may terminate the Agreement, which termination will trigger payment of the Termination Fee, if the Company has breached this Agreement in any material respect, the Manager provides 60 days’ written notice of such breach and the Company fails to cure such breach within 60 days of receiving written notice.

9.5 Termination by Company for Cause.  At the option of the Company, this Agreement shall be and become terminated upon 30 days’ written notice of termination from the Company to the Manager if any of the following events shall occur (termination for any of such events shall constitute termination for “Cause”):

9.5.1 if Sole Member of the Company reasonably determines that the Manager has breached this Agreement in any material respect and, after written notice of such violation, the Manager has failed to cure such breach within 30 days;

9.5.2 the Manager engages in any act of fraud or embezzlement against the Company,

9.5.3 there is an event of any gross negligence or willful misconduct on the part of the Manager in the performance of its duties under this Agreement that is materially detrimental to the Company;

9.5.4 the Manager dissolves (unless the Sole Member of the Company has previously approved a successor);

9.5.5 if Kevin Donlon ceases to be a full-time employee of the Manager or its Affiliates (or any of its or their successors or assigns)

9.5.6 the Manager undergoes a Change of Control without consent of the Sole Member of the Company; or

9.5.7 there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for 30 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days; provided, however, that in the event the Manager becomes the subject of a case under federal bankruptcy or similar federal or state laws and remains in possession of its property and continues to operate its business (as a debtor in possession or otherwise), the Company shall not have the option to terminate this Agreement unless the Independent Directors determine in good faith that as a result of such proceeding the Manager cannot reasonably be expected to fulfill its obligations under this Agreement.  If any of the events specified in this Section shall occur, the Manager shall give prompt written notice thereof to the Company upon the happening of such event.

9.6 Other Termination by Company.

9.6.1 Negative Return on Equity.  In the event the Company realizes a negative 15% return on Equity, calculated in accordance with GAAP, in any fiscal year on Investments source or acquired on the Company’s behalf by the Manager, the Company may terminate the Agreement by written notice to the Manager within 180 days following the fiscal year in which such negative return was realized.  No Termination Fee shall be due and owing in the event the Company terminates the Agreement in accordance with this Section 9.6.1.  In the event this Agreement is terminated pursuant to this Section 9.6.1, from and after the Termination Date, the Manager will continue to be entitled to receive an Incentive Fee in accordance with the terms of this Agreement on all Incentive Tail Assets, until such time as such Incentive Tail Assets are disposed of by the Company or mature.

9.6.2 Failure to Raise Capital or Obtain Investments.  In the event the Company or NYMT have not raised an additional $25.0 million of equity capital for the Company or the Manager has been unable to close on at least $50.0 million of investments meeting the Investment Criteria by December 31, 2011, the Company may terminate this Agreement by providing written notice to the Company within 30 days following December 31, 2011.  No Termination Fee shall be due and owing in the event the Company terminates the Agreement in accordance with this Section 9.6.2.  In the event this Agreement is terminated pursuant to this Section 9.6.2, from and after the Termination Date, the Manager will continue to be entitled to receive an Incentive Fee in accordance with the terms of this Agreement on all Incentive Tail Assets, until such time as such Incentive Tail Assets are disposed of by the Company or mature.

9.6.3 Termination for any Other Reason Following Expiration of Initial Term.  Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term and upon 180 days’ prior written notice to the Manager (the “Termination Notice”), the Company may, without Cause terminate this Agreement (a “Termination Without Cause”).  The Termination Fee shall be due and owing in the event the Manager terminates the Agreement in accordance with this Section 9.6.3.  In the event this Agreement is terminated pursuant to this Section 9.6.3, from and after the Termination Date, the Manager will continue to be entitled to receive an Incentive Fee in accordance with the terms of this Agreement on all Incentive Tail Assets, until such time as such Incentive Tail Assets are disposed of by the Company or mature.  In connection with any termination of this Agreement, including Termination Without Cause, the Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s assets to the Manager or such other Persons, as applicable.

10. Right of First Refusal for Securities Offerings by the Company.  The Company agrees that during the Term of this Agreement and for such time as Harvest directly or indirectly owns Class A Common Interests of the Manager, the Company shall grant JMP Securities LLC with a right of first refusal to act as a co-lead managing underwriter for all underwritten securities offerings of the Company, with such material terms and conditions of any such arrangement as shall be unanimously approved by the holders of all outstanding Class A Common Interests of the Manager.

11. Assignments.  This Agreement shall terminate automatically in the event of its assignment, by operation of law or otherwise, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors.  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.  This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to an entity which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

12. Action Upon Termination.  Upon termination of this Agreement, the Manager shall forthwith:

12.1 after deducting any accrued Management Fees not subject to offset in accordance with Section 5.5 and reimbursement for its expenses to which it is then entitled, pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;

12.2 deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company or any subsidiary of the Company; and

12.3 deliver to the Company all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager.

13. Release of Money or Other Property Upon Written Request.  The Manager agrees that any money or other property of the Company or any subsidiary of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary.  Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any subsidiary of the Company any money or other property then held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement, the Manager shall release such money or other property to the Company or such subsidiary of the Company within a reasonable period of time, but in no event later than the later to occur of (i) three (3) business days following such request and (ii) the earliest time following such request that remittance will not cause the Manager to violate any law or breach any agreement to which it or the Company is a party.  The Manager shall not be liable to the Company, any subsidiaries of the Company, the Independent Directors, or the Company’s or its subsidiaries’ stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company in accordance with this Section 13 and not constituting willful misconduct, gross negligence or fraud.  The Company and any subsidiary of the Company shall indemnify the Manager, its managers, officers, members and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees), which arise in connection with the Manager’s release of such money or other property to the Company or any subsidiary of the Company in accordance with the terms of this Section 13 unless such expenses, losses, damages, liabilities, demands, charges and claims arise in connection with acts or omissions which constitute willful misconduct, gross negligence or fraud.  Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 7 of this Agreement.

14. Representations and Warranties.

14.1 Company in Favor of the Manager.  The Company hereby represents and warrants to the Manager as follows:

14.1.1 Due Formation.  The Company is duly organized, validly existing and in good standing under the laws of State of Delaware, has the power to own its assets and to transact the business in which it is now engaged.  The Company does not do business under any fictitious business name.

14.1.2 Power and Authority.  The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement.  Except as shall have been obtained, no consent of any other person, including, without limitation, stockholders, partners and creditors, as applicable, of Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement.  This Agreement has been, and each instrument or document required under this Agreement will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

14.1.3 Execution, Delivery and Performance.  The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

14.2 Manager In Favor of Company.  The Manager hereby represents and warrants to the Company as follows:

14.2.1 Due Formation.  The Manager is duly organized, validly existing and in good standing under the laws of North Carolina, has the limited liability company power to own its assets and to transact the business in which it is now engaged.  The Manager does not do business under any fictitious business name.

14.2.2 Power and Authority.  The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement.  No consent of any other person including, without limitation, members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement.  This Agreement has been and each instrument or document required under this Agreement will be executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

14.2.3 Execution, Delivery and Performance.  The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

15. Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested.  The parties may deliver to each other notice by electronically transmitted facsimile copies, provided that such facsimile notice is followed within twenty-four (24) hours by any type of notice otherwise provided for in this Section 15.  Any notice shall be duly addressed to the parties as follows:

(a)	If to the Company:

Hypotheca Capital LLC
c/o New York Mortgage Trust, Inc.
52 Vanderbilt Avenue
New York, NY 10017
Attention:                  Chief Executive Officer
Telecopy:                   (732) 559-8250

with a copy to:

Hunton & Williams LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street, NE
Atlanta, GA 30308
Attention:                  Christopher C. Green
Email:                         cgreen@hunton.com

(b)	If to the Manager:

RiverBanc LLC
200 South Tyron Street, Suite 1200
Charlotte, NC 28202
Attention:                  Kevin Donlon
Email:                         kdonlon@riverbanc.com

with a copy to:

Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, NC 28202
Attention:                  James P. Carroll, Esq.
Email:                         james.carroll@cwt.com

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 15 for the giving of notice.

16. Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.

17. Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

18. Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other jurisdiction’s conflict of law provisions to the contrary.

19. Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20. Titles Not to Affect Interpretation.  The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

21. Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

22. Gender.  Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

23. Attorneys’ Fees.  Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its actual reasonable attorneys’ fees and expenses from the non- prevailing party.

24. Amendments.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties.  The parties hereto expressly acknowledge that no consent or approval of the Company’s stockholders is required in connection with any amendment, modification or change to this Agreement.

25. Authority.  Each signatory to this Agreement warrants and represents that he is authorized to sign on behalf of and to bind the party on whose behalf he, she or it is signing.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“COMPANY”	“MANAGER”

/s/ Steven R. Mumma	/s/ Kevin Donlon
Name: Steven R. Mumma	Name: Kevin Donlon
Title: CEO and President	Title: Chief Executive Officer

EXHIBIT A

Investment Guidelines

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of April 5, 2011, as may be amended from time to time (the “Management Agreement”), by and between RB Commercial Mortgage LLC, a Delaware limited liability company corporation (the “Company”), and RiverBanc, LLC, a North Carolina limited liability company (the “Manager”).

1.	The Company shall not make any investments other than:

a.	commercial mortgage-backed securities;
b.	subordinate debt;
c.	preferred equity;
d.	new whole loans; and
e.	seasoned whole loans.

2.	No investment shall be made that would cause the Company to fail to, or to be able to, as the case may be, qualify as a REIT under the Code.

3.	No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act.

4.
A majority of the independent directors (as such term is defined under the Sole Member’s Corporate Governance Guidelines) of the Sole Member must approve any transaction between the Company and/or any of its subsidiaries on the one hand and the Manager and/or any of its Affiliates on the other hand.

5.	These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Sole Member, after consultation with Manager, from time to time and at anytime.

A-1

EXHIBIT B

Section 5.3.1 Incentive Management Fee

At the end of each quarter the following calculation will be made:

Example Calculation Period:    January 1st, 2013 through March 31st, 2013

Average amount of Equity invested in the Company during the Calculation Period:    $100 million

Adjusted Net Income during the Calculation Period (GAAP Basis):   $3,750,000

Hurdle Rate:    12% per annum

Amount Required to meet Hurdle Rate:   ( $100 million X 12% ) divided by 4 (quarterly) = $3,000,000

Incentive Fee:  Adjusted Net Income  less Hurdle Rate Amount = $750,000 X 35% Manager Split = $262,500

5.3.2 High Water Mark

Measurement Period = April 1, 2011 through current end of quarter assumed to be March 31, 2013  (note that High Water Mark is on a rolling 24 month look-back, pro rata for first 24 months of this Agreement)

Average Equity invested in the Company during the 24 month look back period = $100 million

Average Equity invested in the Company during the previous quarter (Calculation Period) = $100 million

Total Adjusted Net Income over the preceding 24 months = $16 million

Total Adjusted Net Income during the preceding quarter = $5.5 million

High Water Mark = 9.00% annual rate X 2 years X $100 million average Equity invested = $18 million

High Water Mark shortfall = $18 million less $16 million = $2 million shortfall

Adjusted Net Income for Calculation Period  = $5.5 million less $2 million = $3.5 million

Hurdle Rate:    12% per annum

Amount Required to meet Hurdle Rate:   ( $100 million X 12% ) divided by 4 (quarterly) = $3.0 million

Adjusted Net Income less Hurdle return = $3.5 million less $3.0 million = $500,000

Incentive Fee = $500,000 X 35% Manager Split = $175,000

B-1